EXHIBIT 10.25


January 1, 1998

Richard T. Dean, Ph.D.
President and CEO
Diatide, Inc.
9 Delta Drive
Londonderry, NH  03053

Re: Consulting Agreement

Dear Richard:

This letter agreement is to set forth the terms under which Healthcare Technology Group ("HTG") will be engaged, effective January 1, 1998 to provide independent contractor consulting services to Diatide, Inc. (the "Company"). This letter as opposed to our prior agreements concerning HTG consulting services, will govern your services from and after January 1, 1998.

Services to be Performed. HTG, on a non-exclusive basis to the Company, will consult with the Company for up to twenty (20) days per year, as requested by the Company, on matters within the experience and capabilities of HTG concerning the radiopharmaceutical business. Particular assignments within this consulting arrangement will be reasonably scheduled by the parties. The consulting services to be provided by HTG will be performed by Hirsch Handmaker, M.D., unless otherwise decided by mutual agreement. If requested by the Company, Hirsch Handmaker, M.D., will serve as a member of the Company's Scientific Advisory Board as part of this arrangement.

Payment.       The company will make the following payments to HTG:

        (a) Services by HTG to the Company will be provided for $30,000 per year, payable pro rata monthly in advance by the tenth day of each month with respect to such month. Additional time above the 20 days per year will be billed at a rate mutually agreed to by the parties.

        (b) HTG will be reimbursed by the Company for reasonable out-of-pocket expenses (including travel) associated with its services. HTG will provide the Company with all receipts and other documentation relating to such expenses as the Company may reasonably request.

Expense reimbursement amounts will be due and payable monthly, within 30 days of invoice. Amounts unpaid when due will accrue interest at two points in excess of the reference rate announced from time to time by Bank of America.

Independent Contractor; Services. HTG will perform its services as an independent contractor. The company will retain control over, and responsibility for, all decisions affecting its business. HTG will not provide any investment banking, tax, securities or legal advice with respect to any matter. The Company will rely on its own lawyers, accountants and other professional advisors as to any such matters.

Warranties, etc. Because of the nature of the services to be provided by HTG, HTG may be involved in providing input into critical Company decisions. HTG, however, has not priced its services to contemplate the risks to HTG to have substantial liability or responsibility for the Company decisions. Accordingly, HTG's services are provided with the understanding that there are no express or implied

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warranties other than its promise to perform its services in a competent and professional manner. In the unlikely event that HTG does not perform its services in that manner, HTG's liability will not exceed amounts paid to HTG hereunder. In no event will HTG be liable for lost profits or special or consequential damages.

Indemnification.

        (a) The Company will indemnify and hold HTG (and HTG's shareholders, officers, employees and other agents) harmless from any liabilities or costs (including reasonable attorney's fees) resulting from any third party claims in any way related (1) to the provision of services by HTG in accordance with the requests of the Company, or (2) business opportunities that the Company may pursue, unless such claims arise from the gross negligence, or willful misconduct of HTG, its shareholders, officers, employees or other agents.

        (b) HTG will indemnify and hold the Company (and the Company's shareholders, officers, employees and other agents) harmless from any liabilities or costs (including reasonable attorneys' fees) resulting from (1) breach by HTG of the terms of the paragraph hereof entitled "Confidentiality, etc.", or (2) the services of HTG hereunder violating any proprietary rights of third parties.

Termination. This agreement will terminate one year from the date hereof; provided, however, that either party may terminate this agreement sooner following not less than six months' written notice. In the event that a party breaches any provision of this agreement, and such breach is not curable, or if curable is not cured within 30 days of receipt of notice of such breach, the non-breaching party may terminate this agreement upon written notice to the breaching party. All monetary obligations (accrued through the date of termination) and indemnities described above will survive such termination.

Arbitration. If there is any disagreement that cannot be resolved between the parties, any such dispute will be settled by arbitration in Phoenix, Arizona, in accordance with the rules of the American Arbitration Association. Any party receiving an award in arbitration may have judgement entered on the award in any court having jurisdiction. The prevailing party in any dispute will be entitled to receive from the other party its reasonable attorneys' fees and costs.

Confidentiality, etc. HTG acknowledges and agrees that its relationship with the Company is one of high trust and confidence and that in the course of its service to the Company it will have access to and contact with information of a proprietary and/or confidential nature owned, possessed, or used by the Company ("Proprietary Information"). HTG agrees that it will use its best efforts not to disclose the Proprietary Information to others and that it will not use the Proprietary Information for its own benefit. HTG's obligations under the immediately preceding sentence shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by HTG or by others (and known by HTG to be a breach) of the terms of this paragraph or its equivalent, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Board of Directors of the Company, (iv) is disclosed to HTG by a third party that is not under any obligation of confidentiality to the Company, (v) is developed by HTG, whether or not independent of its provision of services to the Company, and does not relate to the development of new radiopharmaceuticals; or (vi) is in HTG's possession (as shown by documents and written records of HTG) prior to the date of this Agreement. The Company acknowledges that HTG and its employees provide consulting services in the health care field and that in the course of providing such consulting services (including for the Company, HTG may develop information generally relating to such field "Field Information"). Notwithstanding anything in this paragraph to the contrary, the Company acknowledges and agrees that as between the Company and HTG the Field Information shall remain the exclusive property of HTG.


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HTG shall assign to the Company all rights, title and interest (including all intellectual property rights) in any developments, inventions, modifications or materials (the "Inventions") developed by HTG while performing services for the Company, but only if such Inventions relate to the development of new radiopharmaceuticals and either relate to modifications or further development of Inventions initially identified by the Company to HTG or arise out of marketing input requested by Company as part of HTG's services. As to all other Inventions of HTG related to the development of new pharmaceuticals, HTG, during the term hereof and for six months thereafter, will notify the Company of such Inventions under confidentiality agreement and will give the Company an opportunity to negotiate to acquire or license such invention upon terms to be agreed upon in the parties' respective sole discretion. Such right of negotiation does not obligate either party to conclude a transaction with the other with respect to any such Invention.

Non-Compete. During the term hereof and for one year after expiration, HTG will not consult, other than for the Company, in the area of, become employed with respect to, or otherwise actively assist the creation or expansion of, pre-clinical activities with respect to radiopharmaceutical research unless otherwise agreed to in writing by the CEO of the Company. This restriction expressly will not apply to Phase II or Phase III clinical trials.

Miscellaneous. This letter is intended to set forth the complete agreement of the parties hereto, superseding any previous negotiations, agreements and representations concerning the subject matter hereof. This agreement will be governed by the substantive laws of Arizona.

If this letter correctly states our agreement, please sign, date and return a copy of this letter. The original is provided for your files.

Very truly yours,

The Healdsburg Group, an
Arizona corporation,
doing business as
Healthcare Technology Group

By: /s/ Hirsch Handmaker, M.D.
    --------------------------
        Hirsch Handmaker, M.D.
        President